EXHIBIT 16.1

[Arthur Andersen Letterhead]

June 19, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated June 14, 2002 of Glenborough Realty Trust Incorporated, to be filed with the Securities and Exchange Commission, and are in agreement with all the statements that refer to our firm.

Very truly yours,

/s/ Arthur Andersen LLP

cc:	Mr. Stephen R. Saul Chief Financial Officer Glenborough Realty Trust Incorporated